EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 33-41752, 33-50654, 33-96320, 333-41393, 333-41403, 333-80571, 333-98035, 333-101239, 333-122962, 333-146233 and 333-150555 on Form S-8 and Registration Statement No. 333-133724 on Form S-3 of our reports dated January 29, 2010, relating to the financial statements and financial statement schedules of Progress Software Corporation and the effectiveness of Progress Software Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Progress Software Corporation for the year ended November 30, 2009.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 29, 2010